As filed with the Securities and Exchange Commission on March 12, 1996. Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           AMERICAN RIVERS OIL COMPANY
             (Exact name of Registrant as specified in its charter)

             Wyoming                                       84-0839926
    (State or other jurisdiction                         (IRS Employer
  of incorporation or organization)                       I.D. Number)

                        700 East Ninth Avenue, Suite 106
                             Denver, Colorado 80203
          (Address of Principal Executive Offices, Including Zip Code)

                             1982 STOCK OPTION PLAN
                             1992 STOCK OPTION PLAN
                  1995 STOCK OPTION AND STOCK COMPENSATION PLAN
                            (Full title of the plan)

                               A. Thomas Tenenbaum
                          Brenman Key & Bromberg, P.C.
                         1775 Sherman Street, Suite 1001
                             Denver, Colorado 80203
                                 (303) 894-0234
            (Name, address and telephone number of agent for service)



                         CALCULATION OF REGISTRATION FEE

Title of                             Proposed     Proposed maximum
securities                           maximum        aggregate       Amount of
to be               Amount         offering price    offering     registration
registered     to be registered      per unit         price           fee
-----------    ----------------    -------------- --------------- -------------

Common Stock   23,144 shares (2)      $ 0.625      $   14,465.00     $  4.99
Common Stock   36,536 shares (2)      $ 0.680      $   24,844.48     $  8.57
Common Stock   27,160 shares (3)      $ 1.31       $   35,579.60     $ 12.27
Common Stock   27,160 shares (3)      $ 1.44       $   39,110.40     $ 13.48
Common Stock  750,000 shares (4)      $ 1.4375 (5) $1,078,125.00     $371.77
              --------------          ------       -------------     -------
Total:        864,000 shares                       $1,192,124.50     $411.08
              ==============                       =============     =======


(1) There are also registered hereunder such indeterminate number of additional shares of Common Stock as may become subject to the Plans as a result of the anti-dilution provisions thereof.
(2)     To be issued upon the exercise of options issued under the Registrant's
        1982 Stock Option Plan.
(3)     To be issued upon the exercise of options issued under the Registrant's
        1992 Stock Option Plan.
(4)     To be issued under the Registrants 1995 Stock Option and Stock
        Compensation Plan.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the bid and ask prices reported by NASDAQ on March 7, 1996.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         The required Plan Information is included in documents being maintained and delivered by the Registrant as required by Rule 428 of the Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant shall provide to participants a written statement advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address listing the title or department and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

         The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:

    (1) The description of the Common Stock contained in the Registrant's Form 8-A Registration Statement under the Securities Exchange Act of 1934 (the "Exchange Act"), as filed on October 20, 1981; and

    (2) Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1995;

    (3) Registrant's Form 10-QSB for the quarter ended June 30, 1995; Registrant's Form 10-QSB for the quarter ended September 30, 1995; Registrant's Form 10-QSB for the quarter ended December 31, 1995; Registrant's Form 8-K as of November 3, 1995 and Registrant's 8-K as of December 8, 1995.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.   Description of Securities.

         No description of the class of securities to be offere is required under this item because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

         The firm of Brenman Key & Bromberg, P.C., counsel to the Registrant in connection with this Registration Statement and other matters, will be awarded 100,000 shares of Common Stock under the Registrant's 1995 Stock Option and Stock Compensation Plan for services rendered to the Registrant.

Item 6.   Indemnification of Directors and Officers.


         (a) The Wyoming Business Corporation Act (the "Wyoming Act") provides that the articles of incorporation of a company may eliminate or limit (and the Company's Articles so limit) the personal liability of a director for breach of fiduciary duty as a director provided that the company may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the company or its shareholders, (ii) for any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (iii) for unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Wyoming Act also provides that a company may indemnify its directors, officers, employees or agents made a party to a proceeding because of his or her relation to the company if: (i) he conducted himself in good faith,
(ii) reasonably believed that his conduct was in or at least not opposed to the company's best interests and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, the company may not indemnify such individuals (i) in connection with a proceeding by or in the right of the company in which the individual was adjudged liable to the company or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that a personal benefit was improperly received by him. Indemnification is limited to reasonable expenses incurred in connection with the proceeding.

         (b) Article VII of the Company's Articles of Incorporation, as amended,
provides  for  the  indemnification  of  the  Company's   directors,   officers,
employees, fiduciaries or agents, as follows:

                                   ARTICLE VII
                                 INDEMNIFICATION

          The corporation shall indemnify any person who is or was a director to the maximum extent provided by statute.

          The corporation shall indemnify any person who is or was an officer, employee or agent of the corporation who is not a director to the maximum extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the corporation's shareholders or directors, or in a contract.

          The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation and who while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of the statute.

         (c) Article XI of the Company's Bylaws provides that: "The Corporation shall have the power to indemnify any director, officer, employee, or agent of the Corporation or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Wyoming Business Corporation Act."

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.   Exhibits.

         The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

5.1      Opinion of Brenman Key & Bromberg, P.C.

10.1     1982 Stock Option Plan

10.2     1992 Stock Option Plan

10.3     1995 Stock Option and Stock Compensation Plan

23.1     Consent of Brenman Key & Bromberg, P.C. - See Exhibit 5.1

23.2     Consent of Hein + Associates LLP

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in an amendment by those paragraphs is included in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on March 8, 1996.

                                           AMERICAN RIVERS OIL COMPANY



                                           By: /s/  Karlton Terry
                                           -------------------------------
                                              Karlton Terry, President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signatures                 Title                             Date
    ----------                 -----                             ----

/s/  Karlton Terry
---------------------       Chairman of the Board,           March 8, 1996
Karlton Terry               President and Chief,
                            Executive Officer

/s/  Jubal Terry
---------------------      Director and acting               March 8, 1996
Jubal Terry                Chief Financial Officer


/s/  Denis Bell            Director                          March 11, 1996
---------------------
Denis Bell